Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AeroGrow International Inc.

We consent to the incorporation by reference in the registration statement on Forms S-3 and S-8 of AeroGrow International Inc. of our report dated June 10, 2008, with respect to the balance sheet of AeroGrow International Inc. as of March 31, 2008, and the related statements of operations, shareholders’ equity and cash flows for each of the years ended March 31, 2008 and 2007, which report appears in the March 31, 2009 annual report on Form 10-K of AeroGrow International Inc.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, CO
July 1, 2009